Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: October 24, 2016

Boise Cascade Company Reports 2016 Third Quarter Net Income of
$10.0 Million on Sales of $1,067.2 Million

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported net income of $10.0 million, or $0.26 per share, on sales of $1,067.2 million for the third quarter ended September 30, 2016. Third quarter results included a $9.5 million pre-tax loss on the extinguishment of debt, or a $0.15 per share after-tax impact, as the Company refinanced its senior notes at a lower interest rate with an extended maturity.

Third Quarter 2016 Highlights

	3Q 2016	3Q 2015	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,067,214	$991,580	8%
Net income	9,981	22,007	(55)%
Net income per common share - diluted	0.26	0.56	(54)%
EBITDA[1]	50,726	54,541	(7)%

Segment Results
Wood Products sales	$340,928	$340,621	—%
Wood Products income	11,564	21,876	(47)%
Wood Products EBITDA[1]	27,189	32,925	(17)%

Building Materials Distribution sales	889,026	798,982	11%
Building Materials Distribution income	26,415	22,684	16%
Building Materials Distribution EBITDA[1]	29,929	25,805	16%

Corporate loss	(6,712)	(4,268)	(57)%
Corporate EBITDA[1]	(6,392)	(4,189)	(53)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In third quarter 2016, total U.S. housing starts decreased by approximately 2% compared to the same period last year, driven by an approximate 9% decrease in the volatile multi-family segment. Single-family starts, which are the primary driver of our sales, increased approximately 2% in third quarter 2016 and have increased approximately 9% on a year-to-date basis. Total U.S. housing starts from the October 2016 Blue Chip consensus forecast for 2016 and 2017 reflect 1.18 million and 1.28 million, respectively, or expected annual increases of 6% and 8%.

“Both of our businesses executed well during the quarter,” stated Tom Corrick, CEO. "Our distribution business posted another outstanding quarter. In our manufacturing business, elevated oriented strand board costs used in the manufacture of I-joists, planned downtime in plywood, along with ramp-up and transition activities at the recently acquired Thorsby and Roxboro engineered wood products facilities, have and will continue to negatively impact our near-term results. However, we have made great progress on key capital projects, including the restart of laminated veneer lumber production at Roxboro and the recently completed dryer projects at our Florien, Louisiana and Chester, South Carolina plywood operations. These projects leave us well positioned as we look forward to the 2017 building season."

Wood Products

Sales, including sales to Building Materials Distribution (BMD), increased $0.3 million to $340.9 million for the three months ended September 30, 2016, from $340.6 million for the three months ended September 30, 2015. The slight increase in sales was driven primarily by increases in sales volumes of laminated veneer lumber and I-joists (collectively EWP). These EWP volume increases were due primarily to our acquisition of two engineered wood products facilities on March 31, 2016, as well as improved single-family housing starts. These increases were offset by decreases in plywood and lumber sales volumes compared to the year ago quarter. Sales prices for EWP, plywood, and lumber were relatively flat compared with the same period in the prior year.

Wood Products segment income decreased $10.3 million to $11.6 million for the three months ended September 30, 2016, from $21.9 million for the three months ended September 30, 2015. The decline in income was due primarily higher oriented strand board costs used in the manufacture of I-joists, as well as higher conversion costs resulting from lower plywood and lumber sales volumes. In addition, depreciation and amortization expense increased $4.6 million due primarily to the acquisition of two EWP facilities on March 31, 2016, and other capital expenditures.

Comparative average net selling prices and sales volume changes for EWP, plywood, and lumber are as follows:

	3Q 2016 vs. 3Q 2015	3Q 2016 vs. 2Q 2016

Average Net Selling Prices
LVL	—%	(1)%
I-joists	(1)%	(3)%
Plywood	2%	6%
Lumber	1%	4%
Sales Volumes
LVL	17%	(4)%
I-joists	8%	(5)%
Plywood	(7)%	2%
Lumber	(16)%	(7)%

Building Materials Distribution

Sales increased $90.0 million, or 11%, to $889.0 million for the three months ended September 30, 2016, from $799.0 million for the three months ended September 30, 2015. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume and sales price increases of 8% and 3%, respectively. By product line, commodity sales increased 15%, general line product sales increased 7%, and sales of EWP (substantially all of which are sourced through our Wood Products segment) increased 11%.

BMD segment income increased $3.7 million to $26.4 million for the three months ended September 30, 2016, from $22.7 million for the three months ended September 30, 2015. The increase in income was driven primarily by a higher gross margin of $10.8 million generated from a sales increase of 11%, offset partially by increased selling and distribution expenses and general and administrative expenses of $6.1 million and $1.0 million, respectively.

Corporate and Other

Segment loss was $6.7 million for the three months ended September 30, 2016, compared with $4.3 million for the three months ended September 30, 2015. The change was due primarily to higher incentive compensation costs, professional fees, and pension expense.

Balance Sheet

Boise Cascade ended the third quarter with $131.2 million of cash and cash equivalents and $122.9 million of restricted cash deposits with the trustee for its 6.375% senior notes (2020 Notes). At September 30, 2016, we had $354.8 million of undrawn committed bank line availability, for total available liquidity (cash and cash equivalents and undrawn committed bank line availability) of $486.0 million. The Company reported $581.6 million of outstanding debt at September 30, 2016.

On August 29, 2016, we issued $350 million of 5.625% senior notes due September 1, 2024 (2024 Notes). In connection with the 2024 Notes issuance, we commenced a tender offer to purchase any and all of our $300.0 million aggregate principal amount of 2020 Notes then outstanding. Concurrently, we accepted for purchase an aggregate principal amount of $184.5 million of the 2020 Notes that were tendered. In connection with these transactions, we recognized a pre-tax loss on the extinguishment of debt of $9.5 million during the third quarter of 2016. On August 29, 2016, we irrevocably deposited $122.9 million of cash with the trustee of our 2020 Notes to pay the remaining $115.5 million principal amount, call premium, and all interest payable on November 1, 2016. Accordingly, we expect to recognize an additional pre-tax loss on the extinguishment of debt of $4.8 million in the fourth quarter of 2016.

Outlook

The Company expects its capital expenditures during 2016 to be $85-$95 million, inclusive of capital spending associated with the recently acquired EWP facilities. During 2017, the Company expects its capital expenditures to be $70-$80 million.

We expect to experience seasonally slower demand in fourth quarter 2016. On an annual basis, housing starts in the U.S. continue to show modest improvement and we remain optimistic that the improvement in demand for our products will continue as household formation rates and residential construction recover. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity, and could also include temporary plant curtailments in our plywood operations. In addition, maintenance related capital projects at our plywood plant in Chester, South Carolina, will cause that facility to be down for approximately one month during the fourth quarter. Future commodity product pricing could be volatile in response to industry operating rates, net import and export activity, inventory levels in our distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Monday, October 24, at 11 a.m. Eastern, at which time we will review the Company's third quarter.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 99522546, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Monday, October 24, at 2 p.m. Eastern through Monday, October 31, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 99522546.

Basis of Presentation

We refer to the term EBITDA in this earnings release as a supplemental measure of our performance and liquidity that is not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense, interest income, change in fair value of interest rate swaps, and loss on extinguishment of debt), income taxes, and depreciation and amortization.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2016	September 30
	2016	2015		2016	2015

Sales	$1,067,214	$991,580	$1,043,773	$2,991,682	$2,756,880

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	922,101	854,134	894,715	2,586,360	2,383,756
Depreciation and amortization	19,459	14,249	18,552	53,249	41,117
Selling and distribution expenses	80,026	72,668	76,855	224,922	202,802
General and administrative expenses	14,367	11,345	15,612	46,031	35,371
Other (income) expense, net	(46)	(1,256)	172	(1,459)	(1,653)
	1,035,907	951,140	1,005,906	2,909,103	2,661,393

Income from operations	31,307	40,440	37,867	82,579	95,487

Foreign currency exchange gain (loss)	(40)	(148)	28	186	(214)
Interest expense	(7,135)	(5,729)	(6,427)	(19,364)	(16,801)
Interest income	60	73	27	236	221
Change in fair value of interest rate swaps	836	—	(1,532)	(765)	—
Loss on extinguishment of debt	(9,525)	—	—	(9,525)	—
	(15,804)	(5,804)	(7,904)	(29,232)	(16,794)

Income before income taxes	15,503	34,636	29,963	53,347	78,693
Income tax provision	(5,522)	(12,629)	(10,735)	(19,188)	(28,839)
Net income	$9,981	$22,007	$19,228	$34,159	$49,854

Weighted average common shares outstanding:
Basic	38,814	39,127	38,814	38,827	39,372
Diluted	39,120	39,240	38,972	38,950	39,473

Net income per common share:
Basic	$0.26	$0.56	$0.50	$0.88	$1.27
Diluted	$0.26	$0.56	$0.49	$0.88	$1.26

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2016	September 30
	2016	2015		2016	2015

Segment sales	$340,928	$340,621	$346,358	$990,743	$989,806

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	302,667	299,744	303,803	880,412	864,440
Depreciation and amortization	15,625	11,049	14,769	42,028	32,181
Selling and distribution expenses	7,594	6,465	8,108	23,077	20,170
General and administrative expenses	2,978	2,456	3,173	12,249	7,482
Other (income) expense, net	500	(969)	196	(781)	(951)
	329,364	318,745	330,049	956,985	923,322

Segment income	$11,564	$21,876	$16,309	$33,758	$66,484

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.8%	88.0%	87.7%	88.9%	87.3%
Depreciation and amortization	4.6%	3.2%	4.3%	4.2%	3.3%
Selling and distribution expenses	2.2%	1.9%	2.3%	2.3%	2.0%
General and administrative expenses	0.9%	0.7%	0.9%	1.2%	0.8%
Other (income) expense, net	0.1%	(0.3%)	0.1%	(0.1)%	(0.1%)
	96.6%	93.6%	95.3%	96.6%	93.3%

Segment income	3.4%	6.4%	4.7%	3.4%	6.7%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended			Nine Months Ended
	September 30		June 30	September 30
	2016	2015	2016	2016	2015

Segment sales	$889,026	$798,982	$850,042	$2,456,322	$2,183,965

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	781,978	702,759	743,700	2,161,456	1,935,623
Depreciation and amortization	3,514	3,121	3,354	10,103	8,734
Selling and distribution expenses	72,237	66,183	68,574	201,313	181,743
General and administrative expenses	5,451	4,421	5,356	15,310	12,660
Other (income) expense, net	(569)	(186)	(59)	(765)	(401)
	862,611	776,298	820,925	2,387,417	2,138,359

Segment income	$26,415	$22,684	$29,117	$68,905	$45,606

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.0%	88.0%	87.5%	88.0%	88.6%
Depreciation and amortization	0.4%	0.4%	0.4%	0.4%	0.4%
Selling and distribution expenses	8.1%	8.3%	8.1%	8.2%	8.3%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	(0.1)%	—%	—%	—%	—%
	97.0%	97.2%	96.6%	97.2%	97.9%

Segment income	3.0%	2.8%	3.4%	2.8%	2.1%

Segment Information
(unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2016	September 30
	2016	2015		2016	2015
Segment sales
Wood Products	$340,928	$340,621	$346,358	$990,743	$989,806
Building Materials Distribution	889,026	798,982	850,042	2,456,322	2,183,965
Corporate and Other	74	—	103	363	—
Intersegment eliminations	(162,814)	(148,023)	(152,730)	(455,746)	(416,891)
	$1,067,214	$991,580	$1,043,773	$2,991,682	$2,756,880

Segment income (loss)
Wood Products	$11,564	$21,876	$16,309	$33,758	$66,484
Building Materials Distribution	26,415	22,684	29,117	68,905	45,606
Corporate and Other	(6,712)	(4,268)	(7,531)	(19,898)	(16,817)
	31,267	40,292	37,895	82,765	95,273

Interest expense	(7,135)	(5,729)	(6,427)	(19,364)	(16,801)
Interest income	60	73	27	236	221
Change in fair value of interest rate swaps	836	—	(1,532)	(765)	—
Loss on extinguishment of debt	(9,525)	—	—	(9,525)	—
Income before income taxes	$15,503	$34,636	$29,963	$53,347	$78,693

EBITDA (a)
Wood Products	$27,189	$32,925	$31,078	$75,786	$98,665
Building Materials Distribution	29,929	25,805	32,471	79,008	54,340
Corporate and Other	(6,392)	(4,189)	(7,102)	(18,780)	(16,615)
	$50,726	$54,541	$56,447	$136,014	$136,390

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2016	December 31, 2015

ASSETS

Current
Cash and cash equivalents	$131,184	$184,496
Restricted cash deposits with trustee	122,856	—
Receivables
Trade, less allowances of $1,388 and $1,734	263,199	187,138
Related parties	439	1,065
Other	8,687	10,861
Inventories	451,056	384,857
Prepaid expenses and other	9,842	17,153
Total current assets	987,263	785,570

Property and equipment, net	557,213	402,666
Timber deposits	11,545	15,848
Goodwill	55,433	21,823
Intangible assets, net	15,720	10,090
Other assets	11,631	12,609
Total assets	$1,638,805	$1,248,606

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	September 30, 2016	December 31, 2015

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Current portion of long-term debt	$114,342	$—
Accounts payable
Trade	245,091	159,029
Related parties	2,176	1,442
Accrued liabilities
Compensation and benefits	62,007	54,712
Interest payable	4,998	3,389
Other	49,633	40,078
Total current liabilities	478,247	258,650

Debt
Long-term debt, less current portion	467,232	344,589

Other
Compensation and benefits	93,374	93,355
Other long-term liabilities	27,478	17,342
	120,852	110,697

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,518 and 43,413 shares issued, respectively	435	434
Treasury Stock, 4,767 and 4,587 shares at cost, respectively	(126,343)	(123,711)
Additional paid-in capital	513,212	508,066
Accumulated other comprehensive loss	(91,885)	(93,015)
Retained earnings	277,055	242,896
Total stockholders' equity	572,474	534,670
Total liabilities and stockholders' equity	$1,638,805	$1,248,606

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	September 30
	2016	2015
Cash provided by (used for) operations
Net income	$34,159	$49,854
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	54,609	42,314
Stock-based compensation	5,980	4,330
Pension expense	1,749	2,844
Deferred income taxes	7,008	20,722
Change in fair value of interest rate swaps	765	—
Other	67	(1,853)
Loss on extinguishment of debt	9,525	—
Decrease (increase) in working capital, net of acquisitions
Receivables	(62,794)	(59,381)
Inventories	(48,362)	(10,154)
Prepaid expenses and other	(3,678)	(2,241)
Accounts payable and accrued liabilities	102,313	76,485
Pension contributions	(3,338)	(53,701)
Income taxes payable	13,623	13,489
Restricted cash deposits with trustee for interest payments	(3,681)	—
Other	5,309	(4,782)
Net cash provided by operations	113,254	77,926

Cash provided by (used for) investment
Expenditures for property and equipment	(55,426)	(56,698)
Acquisitions of businesses and facilities	(215,900)	—
Proceeds from sales of assets and other	546	2,959
Net cash used for investment	(270,780)	(53,739)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	835,000	50,000
Payments on long-term debt, including revolving credit facility	(602,096)	—
Restricted cash deposits with trustee for debt payments	(119,175)	—
Treasury stock purchased	(2,632)	(23,711)
Financing costs	(6,319)	(702)
Tax withholding payments on stock-based awards	(383)	(1,160)
Other	(181)	621
Net cash provided by financing	104,214	25,048

Net increase (decrease) in cash and cash equivalents	(53,312)	49,235

Balance at beginning of the period	184,496	163,549

Balance at end of the period	$131,184	$212,784

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2015 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense, interest income, change in fair value of interest rate swaps, and loss on extinguishment of debt), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended September 30, 2016 and 2015, and June 30, 2016, and the nine months ended September 30, 2016 and 2015:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2016	September 30
	2016	2015		2016	2015

	(unaudited, in thousands)

Net income	$9,981	$22,007	$19,228	$34,159	$49,854
Interest expense	7,135	5,729	6,427	19,364	16,801
Interest income	(60)	(73)	(27)	(236)	(221)
Change in fair value of interest rate swaps	(836)	—	1,532	765	—
Loss on extinguishment of debt	9,525	—	—	9,525	—
Income tax provision	5,522	12,629	10,735	19,188	28,839
Depreciation and amortization	19,459	14,249	18,552	53,249	41,117
EBITDA	$50,726	$54,541	$56,447	$136,014	$136,390

The following table reconciles segment income (loss) to EBITDA for the three months ended September 30, 2016 and 2015, and June 30, 2016, and the nine months ended September 30, 2016 and 2015:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2016	September 30
	2016	2015		2016	2015

	(unaudited, in thousands)
Wood Products
Segment income	$11,564	$21,876	$16,309	$33,758	$66,484
Depreciation and amortization	15,625	11,049	14,769	42,028	32,181
EBITDA	27,189	32,925	31,078	75,786	98,665

Building Materials Distribution
Segment income	26,415	22,684	29,117	68,905	45,606
Depreciation and amortization	3,514	3,121	3,354	10,103	8,734
EBITDA	29,929	25,805	32,471	79,008	54,340

Corporate and Other
Segment loss	(6,712)	(4,268)	(7,531)	(19,898)	(16,817)
Depreciation and amortization	320	79	429	1,118	202
EBITDA	(6,392)	(4,189)	(7,102)	(18,780)	(16,615)

Total Company EBITDA	$50,726	$54,541	$56,447	$136,014	$136,390